Exhibit 5
                                   Law Offices
                      ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
                                   12th Floor
                              734 15th Street, N.W.
                             Washington, D.C. 20005
                            Telephone (202) 347-0300


                               [FORM OF OPINION]

                             _________________, 1998

Board of Directors
Frederick Brewing Co.
4607 Wedgewood Boulevard
Frederick, Maryland 21703

        Re: Registration Statement on Form S-3

Ladies and Gentlemen:

        At your request, we have examined the Registration Statement on Form S-3 filed by Frederick Brewing Co. (the "Company) with the Securities and Exchange Commission on May 29, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to 1,192,086 shares of your common stock (the "Shares"). As of the effective date of the Registration Statement all of the Shares will be issued and outstanding and may be offered for sale for the benefit of the Selling Stockholders named in the Registration Statement ("Selling Stockholders"). We understand that the Shares are to be sold from time to time at prevailing prices or as otherwise described in the Registration Statement. We have also examined the proceedings taken by the Company in connection with the issuance of the Shares.

        In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant or necessary as a basis for the opinions hereinafter set forth.

        In such examination, we have assumed without independent verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers of the Company and of public officials.

        Based on the foregoing, and subject to the qualification stated herein, as of the date hereof, it is our opinion that the Shares are validly issued, fully paid and non-assessable. This opinion is being provided solely to the Company and should not be relied upon by any other persons, including the Selling Stockholders.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name under the caption "Legal Matters" in the Prospectus included therein, and any amendments thereto.

                                          Very truly yours,

                                          Elias Matz Tiernan & Herrick L.L.P.


                                          By:
                                              -----------------------------
                                              Jeffrey A. Koeppel, a Partner

JAK:mem